Exhibit 99.1

MEI Conlux Holdings (US), Inc.
and MEI Conlux
Holdings (Japan), Inc.

Combined Financial Statements
For the year ended December 31, 2012

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Financial Statements

To the Board of Directors and Shareholders of
MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.

We have audited the accompanying combined financial statements of MEI Conlux Holdings (US), Inc. and MEI Conlux Holdings (Japan), Inc. and their subsidiaries (the “Business”), which comprise the combined balance sheets as of December 31, 2012 and December 31, 2011, and the related combined statements of operations, shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2012.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of MEI Conlux Holdings (US), Inc. and MEI Conlux Holdings (Japan), Inc. and their subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the financial statements, on December 20, 2012 the Business announced an agreement to acquire the equity interests of the Business contingent upon regulatory approvals. The Business’ Senior Facility debt matures on December 13, 2013 and at the time of report issuance the Business has not entered into a refinancing agreement. Management's plan in regard to this matter is described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
April 26, 2013

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, PA 19103-7042
T: (267) 330-3000, F: (267) 330-3300, www.pwc.com/us

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Balance Sheets
(U.S. dollars in thousands, except per share amounts)

	December 31
	2012	2011
Assets
Current assets:
Cash	$15,028	$31,038
Restricted cash and restricted investments	2,832	2,676
Short-term investments, at fair value	155	173
Accounts receivable (net of allowances of $2,586 and $2,903, respectively)	58,524	59,846
Inventories	64,531	48,470
Deferred tax assets	13,089	11,747
Prepaid expenses and other current assets	3,659	4,560
Total current assets	157,818	158,510

Property, plant and equipment, net	42,137	43,997
Goodwill	93,181	91,298
Intangible assets, net	270,051	300,743
Deferred tax assets	24,866	43,836
Investments, at cost	79	89
Debt issuance costs, net and other assets	6,328	10,522
Total assets	$594,460	$648,995

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable, accrued and other liabilities	$81,960	$76,032
Income tax payable	525	589
Deferred tax liabilities	48	-
Current portion of long-term debt	191,095	58,256
Total current liabilities	273,628	134,877
Deferred tax liabilities	19,432	20,938
Accrued benefit costs and other long-term liabilities	23,817	21,828
Long-term debt	303,849	533,006
Total Liabilities	620,726	710,649
Contingencies and commitments (note 19)	-	-
Shareholders’ Deficit:
MEI Conlux Holdings (US), Inc.:
Common stock, par value $0.01; authorized 1,000,000 shares; issued and outstanding 584,230 shares as of December 31, 2012 and 2011	6	6
Preferred stock, par value $0.01, 2% cumulative voting; liquidation preference JPY100,000 per share; authorized 60,000 shares; issued and outstanding 57,595 shares as of December 31, 2012 and 2011 to member of combined group and eliminated in combination	-	-
Additional paid-in capital, net of preferred stock elimination	65,584	65,501
Retained earnings	43,130	10,716
Accumulated other comprehensive loss	(28,310)	(27,170)
MEI Conlux Holdings (Japan), Inc.:
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 8,229,877 shares as of December 31, 2012 and 2011	80,013	80,057
Accumulated deficit	(176,113)	(161,606)
Accumulated other comprehensive loss	(10,576)	(29,158)
Total shareholders’ deficit	(26,266)	(61,654)
Total liabilities and shareholders’ deficit	$594,460	$648,995

The accompanying notes are an integral part of the Combined Financial Statements.

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Statements of Operations
(U.S. dollars in thousands)

	Years Ended December 31
	2012	2011	2010

Net Sales	$399,222	$357,514	$336,408
Cost of sales (including depreciation of $4,469, $5,511 and $5,252, respectively; and amortization of $6,351, $6,987 and $7,092, respectively)	200,715	189,781	192,364
Gross profit	198,507	167,733	144,044
Operating expenses:
Selling and marketing	49,275	44,837	41,269
General and administrative	39,105	32,022	36,195
Research and development	38,874	38,350	31,134
Restructuring charges	238	1,682	522
Depreciation and asset disposal	3,150	3,315	3,414
Amortization of intangible assets	19,231	19,511	18,026
Total operating expenses	149,873	139,717	130, 560
Operating profit	48,634	28,016	13,484
Interest expense:
Periodic interest payable in cash	11,927	12,823	13,697
Interest paid in kind and amortization of debt issuance costs and fees	20,013	19,141	16,520
Total interest expense	31,940	31,964	30,217
Other income and expense
Interest income	(18)	(11)	(11)
Foreign exchange (gain) loss on intercompany loans	(18,404)	9,325	21,290
Other (income) expense	(1,177)	(3,315)	(3,210)
Total other (income) expense	(19,599)	5,999	18,069
Income (loss) before income tax	36,293	(9,947)	(34,802)
Income tax provision (benefit)	18,386	(68,688)	(1,663)
Net income (loss)	$17,907	$58,741	$(33,139)

Other Comprehensive Income (Loss) Actuarial losses, net of taxes of $299, $1,752 and $1,118 (See Note 11)	(2,961)	(4,993)	(3,842)
Net change of unrealized gains (losses) on available-for-sale securities, net of taxes of $(3), $3 and $0	(3)	(14)	-
Foreign currency translation gains (losses), net of taxes of $(953), $450 and $(3,171)	20,406	(9,013)	(9,309)
Total other Comprehensive Income (Loss)	17,442	(14,020)	(13,151)
Comprehensive Income (Loss)	$35,349	$44,721	$(46,290)

The accompanying notes are an integral part of the Combined Financial Statements.

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Statements of Shareholders’ Deficit
(U.S. dollars in thousands)

	Number of shares US Holdco	Number of shares Japan Holdco	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit

Balance at December 31, 2009	521,230	7,513,237	72,029	58,935	(176,492)	(29,157)	(74,685)
Net loss	-	-	-	-	(33,139)	-	(33,139)
Stock-based compensation expense	-	-	217	174	-	-	391
Issuance of shares of common stock	63,000	716,640	7,701	6,299	-	-	14,000
Other comprehensive loss, net of taxes:
Change in foreign currency translation loss	-	-	-	-	-	(9,309)	(9,309)
Change in accumulated actuarial loss	-	-	-	-	-	(3,842)	(3,842)
Balance at December 31, 2010	584,230	8,229,877	79,947	65,408	(209,631)	(42,308)	(106,584)
Net income	-	-	-	-	58,741	-	58,741
Stock-based compensation expense	-	-	116	93	-	-	209
Other comprehensive loss, net of taxes:
Change in unrealized loss on AFS securities	-	-	-	-	-	(14)	(14)
Change in foreign currency translation loss	-	-	-	-	-	(9,013)	(9,013)
Change in accumulated actuarial loss	-	-	-	-	-	(4,993)	(4,993)
Balance at December 31, 2011	584,230	8,229,877	80,063	65,501	(150,890)	(56,328)	(61,654)
Net income	-	-	-	-	17,907	-	17,907
Stock-based compensation expense	-	-	(44)	83	-	-	39
Other comprehensive loss, net of taxes:
Change in unrealized loss on AFS securities	-	-	-	-	-	(3)	(3)
Change in foreign currency translation loss	-	-	-	-	-	20,406	20,406
Change in accumulated actuarial loss	-	-	-	-	-	(2,961)	(2,961)
Balance at December 31, 2012	584,230	8,229,877	80,019	65,584	(132,983)	(38,886)	(26,266)

The accompanying notes are an integral part of the Combined Financial Statements.

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Statements of Cash Flows
(U.S. dollars in thousands)

	Years Ended December 31
	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$17,907	$58,741	$(33,139)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and asset disposal	7,619	8,826	8,666
Amortization of intangible assets	25,582	26,498	25,118
Interest paid in kind and capitalized as long-term debt	11,711	11,502	10,222
Amortization of debt issuance costs	5,987	5,325	4,118
Amortization of debt discount for value of warrants	2,314	2,316	2,178
Change in fair value of derivatives not designated as hedge transaction	-	-	(2,480)
Stock-based compensation expense	39	209	391
Bad debt expense	(285)	454	(194)
Inventory obsolescence expense	517	1,859	2,525
Realized (gain) loss on investments	-	(307)	362
Foreign exchange (gain) loss recognized	(18,404)	9,325	21,290
Changes in deferred income taxes	15,821	(75,304)	(4,990)
Other	438	166	(3)
Changes in operating assets and liabilities:
Accounts receivable	(269)	(6,973)	(7,030)
Inventories	(16,116)	11,718	(29,946)
Prepaid expenses and other current assets	1,176	2,421	(1,806)
Accounts payable, accrued and other liabilities	7,816	(5,509)	20,055
Income tax payable	(336)	(1,183)	1,788
Other operating assets and liabilities	(2,065)	(811)	-
Net cash provided by operating activities	59,452	49,273	17,125
Cash flows from investing activities
Purchases of property, plant and equipment	(7,479)	(6,343)	(4,935)
Payments for capitalized software	(978)	(110)	(173)
Change in restricted cash and restricted investments	(201)	(80)	11,619
Proceeds from sales of investments or assets	3	541	3,945
Net cash provided by (used in) investing activities	(8,655)	(5,992)	10,456
Cash flows from financing activities
Proceeds from issuance of common stock	-	-	14,000
Repayment of term loan	(56,271)	(36,550)	(37,789)
Net repayment of revolving credit loan	(6,322)	(2,089)	(3,280)
Payments of debt re-negotiation expenses	(1,719)	(1,852)	(4,103)
Other	-	(10)	(18)
Net cash used in financing activities	(64,312)	(40,501)	(31,190)
Effect on cash of changes in foreign currency exchange rates	(2,495)	666	(1,010)
Net increase (decrease) in cash	(16,010)	3,446	(4,619)
Cash at beginning of the year	31,038	27,592	32,211
Cash at end of the year	$15,028	$31,038	$27,592
Supplemental cash items

Interest paid	$11,716	$12,824	$14,004
Income taxes paid	2,877	3,576	1,983

The accompanying notes are an integral part of the Combined Financial Statements.

1.	Description of Business
MEI Conlux Holdings (US), Inc. and MEI Conlux Holdings (Japan), Inc. (the “Business”) are leading global manufacturers of unattended electronic payment systems used widely in vending, gaming, transport and retail equipment. These payment systems include electronic coin and bill acceptors and changers.
The Business was acquired from Mars, Incorporated and Subsidiaries (“Mars”) on June 19, 2006 in a purchase transaction that included all the operations and assets of the former Mars unattended electronic payment systems units. The Business is operated and managed through two primary units. One of these units is headquartered in Malvern, Pennsylvania ("MEI") and is the global headquarters. MEI Conlux Holdings (US), Inc. (“US Holdco”) is the parent company of this unit. MEI includes manufacturing facilities located in Querétaro, Mexico and distribution centers in Texas and Nevada, U.S., Suttons Park, U.K. and Geneva, Switzerland that are equipped to perform final production configuration for customized orders. The other unit is headquartered in Sakado, Japan (“Conlux”). MEI Conlux Holdings (Japan), Inc. (“Japan Holdco”) is the parent company of this unit. Conlux includes manufacturing and distribution facilities in Matsumoto and Sakado, Japan. The distribution network of the Business reaches more than 100 countries around the world. The largest markets are the United States of America, Europe and Japan.

2.	Basis of Presentation
The combined financial statements of US Holdco and Japan Holdco are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The ownership of the Business is not a structure that has a common parent company. However, the same shareholders hold the common stock of each unit in the same proportionate amounts. The combined financial statements reflect results of operations, financial positions and cash flows for these common ownership interests.
The combined financial statements of MEI Conlux Holdings (US) Inc. and MEI Conlux Holdings (Japan) Inc. have been prepared on a going concern basis. On December 20, 2012, Crane Co., a diversified manufacturer of highly engineered industrial products, signed a definitive agreement (“Stock Purchase Agreement”) to purchase 100% of the equity interests of the Business for a purchase price of approximately $820 million on a cash free and debt free basis. The Stock Purchase Agreement is contingent upon regulatory approvals and customary closing conditions. The Business expects that the Stock Purchase Agreement will be approved before the extended maturity date of its existing debt obligations. However, if the acquisition does not obtain the regulatory approvals, management’s plan is to refinance its existing debt obligations.
As described in Note 20, the Business entered into a Lender Amendment and Waiver Request Agreement (the “agreement”) on March 29, 2013 and commitments under the Senior Facility, for both the term debt and the revolving credit debt was extended from June 19, 2013 to December 13, 2013. As noted above, Management plans to refinance the Senior Facility if the regulatory approval is not obtained for the Stock Purchase Agreement. Management is confident that the proceeds of any required debt refinancing will be sufficient to meet the repayment requirements.

3.	Summary of Significant Accounting Policies
Principles of Combination
The combined financial statements include all subsidiary companies (all of which are wholly-owned) of the two holding companies. All intercompany balances, transactions and investments have been eliminated. The shareholder interest for each of the holding companies is reflected in the combined financial statements because there is not a common parent company.
Cash
Cash at December 31, 2012 and 2011 includes $4.6 million and $4.0 million, respectively, of currency on hand utilized for developing and testing the unattended electronic payment systems.
Restricted Cash and Restricted Investments
The restricted cash and restricted investments include $0.4 million of deposits in escrow accounts to appeal a patent lawsuit as of December 31, 2012 and 2011 respectively; and $0.8 million and $0.7 million guarantees relating to rental and customs contracts as of December 31, 2012 and 2011, respectively. In addition, this account includes $1.6 million proceeds from sale of investment at December 31, 2012 and 2011, which is restricted by debt lenders according to the terms and conditions of debt covenants. Of these restricted cash and restricted investments, $0.2 million is in the form of term deposit as of December 31, 2012 and 2011, respectively.
Revenue Recognition
The Business recognizes revenue when it is realized and earned. The Business considers revenue realized and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery is considered to have occurred upon transfer of title and risk of loss to the customer, generally at shipment, and revenue is recognized provided there are no unfulfilled business obligations that affect the customer’s final acceptance of the arrangement. Any cost of these obligations, including estimated warranty repairs, is recorded when the corresponding revenue is recognized. The Business estimates and records incentive offerings, including rebates and other volume-based incentives, and expected returns as reductions of sales at the time of revenue recognition. For contracts that involve multiple deliverable arrangements, revenue is allocated based on the selling prices, or in absence of which, the relative fair values of products and services. Payments received in advance are deferred until the service is provided. Shipping charges billed to customers are included in net sales, and the related shipping costs are included in cost of sales. Such shipping expenses billed to customers were $1.2 million for each of the years ended December 31, 2012, 2011 and 2010.
Taxes assessed by governmental authorities that are directly imposed on and concurrent with a revenue-producing transaction between a seller and a customer, including sales and use taxes are presented on a net basis.
Accounts Receivable
Trade accounts receivables are recorded at the invoiced amount and do not bear interest. The Business makes judgments as to its ability to collect outstanding receivables and provides an allowance for credit or other losses when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding account balances and the overall quality and age of those balances not specifically reviewed.
In determining the allowance required, the Business analyzes historical collection experience and current economic trends. If the historical data used to calculate the allowance for doubtful accounts does not reflect the Business’ future ability to collect outstanding receivables or if the financial condition of a customer is to deteriorate resulting in impairment of its ability to make payments, an increase in the provision for bad debt may be required.
Inventories
Inventories are stated at the lower of cost or market and subsequently recognized in cost of sales using the first-in, first-out method when the related revenue is realized. The types of costs capitalized in inventories include raw material, packaging material, production labor, other production costs, freight in from suppliers, and overhead including depreciation but excluding amortization of developed technology. The Business reserves for obsolete inventory based on projections of demand.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets primarily are comprised of non-trade receivables and prepaid expenses, such as insurance premiums, unused maintenance services, current paid advertising service not yet received and other operating supplies.
Finite-lived Assets
Property, plant and equipment are stated at cost, less accumulated depreciation. Additions and improvements that extend the lives of assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided on a straight-line basis over the estimated useful lives of the related assets or the life of the lease, whichever is shorter, and is included in depreciation expense. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected in the statement of operations.
Buildings and buildings improvements are depreciated over 12 to 20 years, leasehold improvements are depreciated over 1 to 12 years, furniture and fixtures are depreciated over 1 to 13 years, machinery and equipment are depreciated over 1 to 14 years, computer software is depreciated over 3 to 5 years and computer hardware is depreciated over 1 to 3 years. Construction in process is not depreciated until the related asset is placed in service. Third-party production costs for molds, dies, and other tools that are owned by the Business and will be used in producing products are capitalized as part of machinery and equipment.
Finite-lived intangible assets are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets. The useful lives of acquired intangibles are estimated at the time of acquisition. The estimated useful lives and weighted average lives of customer relationships and developed technology are 15 years and 8 years, respectively.
In addition, the Business evaluates the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life.
Long-lived assets such as property, plant and equipment and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount. An impairment loss is measured based on the excess of the carrying amount over the estimated fair value of the asset. Where available, quoted market prices are used to determine fair market value. When quoted market prices are not available, other valuation techniques, including discounted value of estimated future cash flows, are utilized.

Capitalized Software Costs
Costs related to the development of software that will be sold as part of the product offerings of the Business are capitalized upon attaining technological feasibility. Amortization begins when there is general release of a product to customers and is based upon the ratio of sales of a product for a period to total expected sales for the product or the straight-line method over the remaining life of the product, if greater. Capitalized computer software development costs are included in intangible assets in the combined balance sheets.
Goodwill and Indefinite-lived Intangible Assets
Goodwill represents the excess of the cost of the Business acquired over the fair market value of the identifiable net assets acquired. Goodwill is accounted for in accordance with the provisions of Accounting Standard Codification (“ASC”) 350, Intangibles – Goodwill and Other. Pursuant to ASC 350, goodwill and intangible assets with indefinite lives are not amortized. These assets are tested for impairment at least annually and when events or circumstances arise indicating that changes may have occurred resulting in possible impairment.

In 2011, the Business early adopted Accounting Standard Update (“ASU”) 2011-08, Testing Goodwill for Impairment, which amends ASC 350 on goodwill impairment testing. The amendments allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. An entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.

If an entity failed the qualitative analysis, the two-step quantitative impairment test will be performed. It requires that the fair value of each reporting unit be compared to its carrying value. If a reporting unit’s carrying value exceeds its fair value, a second step must be undertaken to determine the extent of impairment. The second step involves allocating the reporting unit’s fair value to all its recognized and unrecognized assets and liabilities to determine the implied fair value of its goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of its goodwill to quantify an impairment charge. See footnote 7 for more information.

Operating Leases
Rent expense for operating leases is recognized on a straight-line basis over the life of the lease.
Sales-Type Leases
The present value of minimum lease payments is recognized as sales at the inception of the lease and interest income is earned over the lease term.
Investments
Short-term investments include available-for-sale equity securities. Available-for-sale equity securities are reported at fair value, with unrealized gain and loss included in accumulated other comprehensive income (loss) in shareholders’ equity (deficit), net of deferred income taxes. Realized gain and loss on these securities are computed based on the specific identification method and are included in other (income) expense.
The Business has also made investments in companies in various stages of development. The Business does not have significant influence over any of these investments and, accordingly, accounts for these investments under the cost method of accounting. All investments are reviewed for changes in circumstances or occurrence of events that suggest the Business investment may not be recoverable. If an unrealized loss on any investment is considered to be other than temporary, the loss is recognized in net loss in the period the determination is made. The valuation of investments accounted for under the cost method is based on all available financial information related to the investee.
Product Warranties
The Business records warranty liabilities for the estimated costs that may be incurred under its basic warranty for which the Business is obligated to perform. The Business estimates its warranty costs based on historical warranty claim experience as well as the best information available for eligible products under warranty. Estimated costs for warranties applicable to revenue recognized in the current period are charged to cost of sales. These costs primarily include parts and labor associated with warranty repair and service actions. The warranty accrual is reviewed throughout the year to verify that it properly reflects the remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience differs from estimates.

Retirement Related Benefits
Substantially all of the Business’ employees are provided with retirement benefits through various plans that include both Business-sponsored plans and government mandated pension schemes. The Business-sponsored plans include defined benefit pension plans in Switzerland and Japan and defined contribution retirement plans in the United States and United Kingdom. The primary government mandated pension schemes cover employees in Mexico, France, Germany and Italy.
The Business-sponsored defined contribution retirement plans provide an employee with the means by which to create a retirement account that includes Business and employee contributions that are funded and become available to the employee upon retirement. The Business records cost for its contributions to these plans as stipulated by the terms of the plans. The government mandated pension schemes provide employees with the right to receive payments from the Business upon retirement either in a lump sum or periodic payments depending upon a country’s scheme. The schemes are accounted for using actuarial cost methodologies and payments will be made to the covered employees by the Business when it is due. Payments are based primarily upon the level of an employee’s compensation and length of service.
The Business provides no post-retirement benefits other than pensions.
Research and Development
Research and development costs are expensed as incurred and include the costs to design, develop, test, deploy and enhance the Business’ products.
Selling and Marketing Expenses
Selling and marketing expenses include marketing, advertising, sales commission and other sales related costs. The Business expenses the costs of producing advertisements as incurred and expenses the costs of communicating the advertisement when the advertisement occurs. Total advertising expense amounted to $2.6 million, $2.8 million and $2.7 million for the years ended 2012, 2011 and 2010, respectively. The Business markets its products primarily through a direct sales force and a network of distributors.
Foreign Currency Translation
The local currency is designated as the functional currency for the Business’ international operations. Accordingly, assets and liabilities are translated into U.S. Dollars at end of period exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the period. Currency translation adjustments from local functional currency countries resulting from fluctuations in exchange rates are recorded in accumulated other comprehensive loss. As of December 31, 2012, approximately $29.6 million loss of intercompany loan revaluation was recorded in accumulated other comprehensive loss as a result of intercompany loan being considered as long-term investment in nature since the inception of the Business until MEI began to repay a portion of its debt to Conlux. This amount will remain in other comprehensive loss until the sale or liquidation of the legal entity occurs. Effective January 1, 2010, all revaluation gains (losses) on intercompany loans are recorded in other income (loss) in the combined statements of operations. Total foreign exchange gains and losses, which are $13.8 million gain in 2012, $9.9 million loss in 2011 and $27.4 million loss in 2010, are recorded in the combined statements of operations.
Stock-based Compensation
Stock options are granted to selected management personnel under the Executive Incentive Plan of US Holdco and Stock Acquisition Rights of Japan Holdco. In accordance with ASC 718, Compensation – Stock Compensation, the Business measured the fair value of stock option awards based upon their fair market values as of the date of grant, and these grants are amortized over their applicable vesting period using the straight-line method. The Business uses the Black-Scholes option-pricing model to determine the fair value of its stock option awards.
Income Taxes
The Business accounts for income taxes in accordance with the asset and liability method prescribed by ASC 740 Income Taxes. Under this method, deferred tax assets and liabilities are recorded for the future tax consequences related to the differences between the financial statement carrying amount of an asset or liability and their tax basis. Deferred tax assets and liabilities are measured using the enacted tax rate in the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period in which the rates are enacted. The Business assesses the realizability of its net deferred tax assets and provides for a valuation allowance in circumstances when it is more likely than not that realization will not occur.
The Business operates in numerous tax jurisdictions throughout the world and is required to file income tax returns in those jurisdictions. The portion of the Business that operates in Japan files income tax returns there. The remainder of the Business is controlled directly or indirectly by a parent holding company in the United States. Separate income tax returns are filed in the various jurisdictions in which these US-controlled entities operate. A consolidated federal income tax return is filed in the United States that includes all these US-controlled entities, with the exception of the portion of the Business that operates in France.

Concentrations of Credit Risk
Financial instruments that potentially subject the Business to credit risk consist principally of accounts receivable, investments and cash. The Business has a credit policy, performs ongoing credit evaluations of its customers, does not generally require collateral or other security, and maintains an allowance for potential credit losses.
The Business maintains cash, investments and certain other financial instruments with various major financial institutions. The Business performs periodic evaluations of the relative credit standings of these financial institutions and limits the amount of credit exposure with any one institution.
Contingencies
The Business records a liability when a loss is known or considered probable and the amount can be reasonably estimated. If a loss is not probable or a probable loss cannot be reasonably estimated, a liability is not recorded. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate, the minimum amount of the range is accrued. Legal costs expected to be incurred in connection with loss contingencies are expensed as incurred.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Accounting Pronouncements Not Yet Adopted
In February 2013, the Financial Accounting Standards Board (“FASB”) issued amended guidance on the reclassifications out of accumulated other comprehensive income. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments are effective for fiscal years beginning after December 15, 2013. The amendments should be applied prospectively and early adoption is permitted. The Business does not expect the amended guidance to have a material impact on its consolidated financial position, results of operations, cash flows and disclosures when adopted.
In February 2013, FASB issued Accounting Standards Update No. 2013-03—Financial Instruments (Topic 825): Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities. The amendments clarify the scope and applicability of a particular disclosure to nonpublic entities that resulted from the issuance of Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. Contrary to the stated intent of Update 2011-04 to exempt all nonpublic entities for a particular disclosure, that Update’s amendments to Topic 825 suggested that nonpublic entities that have total assets of $100 million or more or that have one or more derivative instruments would not qualify for the intended exemption. The amendments should be effective upon issuance. The Business does not expect the amended guidance to have a material impact on its consolidated financial position, results of operations, cash flows and disclosures when adopted.

4.	Fair Value Measurement
ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Basis of Fair Value Measurement

Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

An asset or a liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.
Assets recorded at fair value on a recurring basis in the combined balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Financial instruments recorded at fair value at December 31, 2012 and 2011 were as follows:
As of December 31, 2012

	Level 1	Level II	Level III	Total
	(Dollars in thousands)
Assets:
Term deposit investments	$—	$174	$—	$174
Short-term investments	155	—	—	155
Total assets	$155	$174	$—	$329

As of December 31, 2011

	Level 1	Level II	Level III	Total
	(Dollars in thousands)
Assets:
Term deposit investments	$—	$207	$—	$207
Short-term investments	173	—	—	173
Total assets	$173	$207	$—	$380

The Business’ Level 1 financial instruments are valued using quoted prices in active markets for identical instruments. The Business’ Level 2 financial instruments are valued using other observable market inputs for comparable instruments. There was no transfer of investments among the three levels of categories.

5.	Inventories
Inventories consist of the following:

	December 31,
	2012	2011
	(Dollars in thousands)
Raw materials	$49,766	$35,624
Work in process	531	915
Finished goods	14,234	11,931
	$64,531	$48,470

6.	Property, Plant and Equipment
Property, plant and equipment consist of the following:

	December 31,
	2012	2011
	(Dollars in thousands)
Land and improvements	$10,768	$11,907
Building and improvements	13,189	13,221
Furniture and fixtures	4,754	4,250
Machinery and equipment	52,679	51,455
Computer hardware	11,160	10,478
Construction in process	5,733	5,488
	98,283	96,799
Less: Accumulated depreciation	(56,146)	(52,802)
	$42,137	$43,997

7.	Goodwill and Intangible Assets
The following is a summary of the components of goodwill:

	2012	2011
	(Dollars in thousands)
Goodwill, net of accumulated impairment losses of $53,626, beginning of the year	$91,298	$92,381
Currency translation adjustment	1,883	(1,083)
Goodwill, net of accumulated impairment losses of $53,626, end of the year	$93,181	$91,298

Intangible assets consist of the following:

	December 31, 2012			December 31, 2011
	Cost	Accumulated Amortization and Impairment	Net Book Value	Cost	Accumulated Amortization and Impairment	Net Book Value
	(Dollars in thousands)
Tradenames and trademarks	$137,230	$27,389	$109,841	$139,834	$29,814	$110,020
Customer relationships	266,367	116,470	149,897	277,403	102,814	174,589
Developed technology	49,760	40,662	9,098	51,061	35,353	15,708
Capitalized software and other	6,724	5,509	1,215	6,099	5,673	426
	$460,081	$190,030	$270,051	$474,397	$173,654	$300,743
Indefinite lived intangible assets consist of tradenames and trademarks for MEI. Indefinite lived intangible assets and goodwill need to be tested at least annually for impairment. The fair value of the tradenames and trademarks were estimated using the relief from royalty valuation approach. For MEI it was concluded that there was no impairment with regard to its tradenames and trademarks since acquisition.
Conlux began amortizing its trade name and trademarks from July 1, 2009 using the estimated useful life of 11.5 years on a straight line basis due to the declining value of its tradename and trademarks since acquisition. As a result, approximately $0.8 million of tradenames and trademarks amortization expense was recorded in the combined statements of operations for each of the years ended December 31, 2012, 2011 and 2010, respectively.
At least annually, the Business is required to test goodwill for impairment by comparing the fair value of its reporting units to their respective carrying value. Due to the early adoption of ASU 2011-08 in 2011, MEI conducted the qualitative assessment. After assessing the totality of events and circumstances impacting the enterprise’ fair value, the Business determined that it is more likely than not that its carrying value is less than the fair value, and therefore, the Business passed the goodwill impairment testing and no further goodwill impairment test is necessary

For the years ended December 31, 2012, 2011 and 2010, the Business incurred $0.1 million, $0.7 million and $1.2 million of computer software amortization expense, respectively.
Estimated amortization expense of intangible assets for each of the five years following December 31, 2012 is as follows:

(Dollars in thousands)
2013	24,767
2014	21,395
2015	18,577
2016	18,547
2017	18,521

8.	Investments
Short-term investments consist of available-for-sale equity securities and are comprised of the following:

	December 31,
	2012	2011
	(Dollars in thousands)
Carrying value	$170	$190
Gross unrealized gain (loss)	(15)	(17)
Fair value	$155	$173

The business assesses whether investments are impaired in each reporting period based on issuers’ performance, duration of the loss and current market condition. There was no impairment loss for the years ended December 31, 2012, 2011 and 2010, respectively. The sales of available-for-sale securities generated a gross realized loss of $0.3 million for the year ended December 31, 2010. Long-term investments, net of accumulated impairment losses of $0.4 million, are accounted for under the cost method and presented as Investments, at cost in the combined balance sheets. During 2011, the Business disposed of $0.2 million of its long term investment and recorded $0.3 million gain in other (income) expense on its combined statements of operations. All long-term investments are invested in non-public companies and it is not practicable to estimate the fair value of the investment.

9.	Related Party Transactions
Certain investors may provide advisory services to the Business under a management services agreement. Upon approval by the Board of Directors, management fees may be paid to these investors for services provided.

10.	Accounts Payable, Accrued and Other Liabilities
Accounts payable, accrued and other liabilities consist of the following:

	December 31,
	2012	2011
	(Dollars in thousands)
Accounts payable	$37,267	$39,434
Accrued compensation and benefits	18,605	12,950
Accrued trade promotions	4,333	4,059
Accrued warranty reserves	10,893	10,005
Legal contingency	-	434
Other accrued liabilities	10,862	9,150
	$81,960	$76,032

11.	Retirement and Related Benefit Plans

Defined Benefit Pension Plans

The Business provides defined benefit pension plans (the “Plan”) for its employees in Switzerland and Japan. The Plan costs are as follows:

	Years Ended December 31,
	2012	2011	2010
		(Dollars in thousands)
Service cost	$2,750	$2,564	$1,838
Interest cost on projected benefit obligation	1,239	1,259	1,171
Expected return on plan assets	(1,473)	(1,595)	(1,536)
Actuarial loss amortized	519	200	-
Other adjustments	122	-	-
Total pension expenses	$3,157	$2,428	$1,473

Service cost presented above is net of employee annual contributions of $0.6 million, $0.7 million and $0.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. The change in the benefit obligation and plan assets is as follows:

	As of December 31,
	2012	2011
	(Dollars in thousands)
Change in benefit obligation
Beginning balance	$54,289	$47,797
Service cost	2,750	2,564
Interest cost	1,239	1,259
Actuarial loss	3,833	5,059
Employee contributions	574	663
Benefit payments	(3,367)	(3,102)
Other adjustments	687	-
Foreign currency translation	81	49
Ending balance	$60,086	$54,289
Change in plan assets
Beginning balance	$37,414	$36,974
Actual return on plan assets	2,933	(152)
Business contributions	3,282	2,735
Employee contributions	574	663
Benefit payments	(3,367)	(3,102)
Other adjustments	382	-
Foreign currency translation	(127)	296
Ending balance	$41,091	$37,414

There was an underfunding of $17.5 million, $13.9 million and $8.0 million for the Swiss pension plan as of December 31, 2012, 2011 and 2010, respectively, and an underfunding of $1.5 million, $3.0 million and $2.8 million for the Japan pension plan as of December 31, 2012, 2011 and 2010, respectively. The Business expects to contribute approximately $3.1 million to its funded plans in 2013.
During the years ended December 31, 2012, 2011 and 2010, $3.0 million, $5.0 million and $3.8 million actuarial loss, net of tax impact of $0.3 million, $1.8 million and $1.1 million, respectively, was recorded as other comprehensive income (loss) resulting from experience differing from that assumed and from changes in assumptions. Amortization of the unrecognized gain (loss) will be included as a component of earnings if that accumulative net unrecognized gain (loss) exceeds 10% of the greater of the Plan liability or value of Plan assets. The amortization will be on straight line basis over the average remaining service period of active members expected to receive benefits under the plans starting the following fiscal year. The Business expects $0.6 million amortization to be recognized as a component of net periodic benefit over the next 12 months. The Business does not expect to receive any refunds from the Pension Plans in 2013.

The following table presents significant weighted-average assumptions used to determine benefit obligations:

	2012	2011
Discount rate	1.57%	2.0%
Rate of compensation increase	2.25%	2.5%

The following table presents significant weighted-average assumptions used to determine net periodic pension/benefit cost:

	2012	2011	2010
Discount rate	2.0%	2.2%	2.7%
Rate of compensation increase	2.5%	2.5%	2.5%
Expected long-term return on plan assets	2.8%	3.1%	3.7%

The Business determined its discount rates based on reference to long-term bond indices and adjusted, if necessary, for the duration of the plan. The Business determined its expected long-term return on plan assets by considering the respective plans’ historical long-term performance, current asset allocation, and estimated future long-term returns by asset class.
The following table presents estimated future benefit payments under the plans for the years after December 31, 2012:

(Dollars in thousands)
2013	2,599
2014	2,565
2015	2,086
2016	2,187
2017	2,585
2018 – 2022	13,962

The accumulated benefit obligation for all defined benefit pension plans was $51.8 million and $46.3 million at December 31, 2012 and 2011, respectively. The following table represents that the pension obligation and accumulated pension obligation of both pension plans were in excess of pension assets as of December 31, 2012:

	Swiss pension	Japan pension
	(Dollars in thousands)
Fair value of pension assets	32,371	8,720
Benefit obligation	49,894	10,192
Accumulated benefit obligation	41,993	9,797

The Business’ pension plan weighted-average asset allocation as of December 31 follows:

	2012	2011
Equity securities	37.5%	35.8%
Debt securities	50.3%	52.7%
Real estate	6.6%	7.2%
Other	5.6%	4.3%
	100%	100%

The Business’ investment policy is to ensure, over the long-term life of the Pension Plan, an adequate pool of assets to support the benefit obligations to participants, retirees and beneficiaries. In meeting this objective, the Pension plan assets for funded arrangements are invested in a manner consistent with fiduciary obligations and principles that reflect current practices in portfolio management. The Business investment strategy is based on an expectation that equity ownership, including public and private equity securities, will outperform debt securities over the long-term with an acceptable level of risk. Accordingly, the Business’ target allocation for global plan assets is generally 35%-49% to equity securities, 50%-63% to debt securities, 0% -10% to real estate investments and 0%-5% to other, including cash and short-term securities. Following is a description of the valuation methodologies used for assets measured at fair value at December 31, 2012:
Equity securities  Valued based on unadjusted quoted prices for identical instruments traded in active markets as of the reporting date.
Debt securities Valued based on unadjusted quoted prices for identical instruments traded in active markets as of the reporting date.
Mutual funds: Valued at the net asset value (NAV) of shares held by the Plan as of the reporting date.
Real Estate: Investment in real estate funds is valued at the net asset value (NAV) of the shares held by the Plan as of the reporting date; investment in real estate property is valued at fair value which is Open Market Value (OMV) by an external independent value. The OMV is the amount for which an asset could be exchanged between knowledgeable, willing parties in an arm’s length transaction, but it is not intended to represent the liquidation value of the property, which would be dependent upon the price negotiated at the time of sale less any associated selling costs. The OMV is largely based on estimates using real estate appraisal techniques and other valuation methods. This may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Business believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Other: Includes cash and other short term investments which are valued at its carrying value plus accrued interest, if applicable, net of short-term liabilities.

The following tables set forth by level, within the fair value hierarchy (see note 4), the Plan’s total assets at fair value as of December 31, 2012 and 2011:

Total pension assets at Fair Value as of December 31, 2012

Asset Category:	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Equity securities	$15,422	$ -	$ -	$15,422
Bond securities	20,663	-	-	20,663
Mutual funds	1,515	-	-	1,515
Real estate	1,762	-	960	2,722
Other	769	-	-	769

Total	$40,131	$ -	$960	$41,091

Total pension assets at Fair Value as of December 31, 2011

Asset Category:	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Equity securities	$13,414	$ -	$ -	$13,414
Bond securities	19,703	-	-	19,703
Mutual funds	1,494	-	-	1,494
Real estate	1,763	-	924	2,687
Other	116	-	-	116

Total	$36,490	$ -	$924	$37,414

Changes to the reported amounts of pension assets measured at fair value on a recurring basis using unobservable (level 3) inputs as of December 31, 2012 and 2011 are as follows:

	2012	2011
	(Dollars in thousands)
Beginning balance	$924	$922
Unrealized gain (loss)	12	5
Foreign currency translation gain (loss)	24	(3)
Ending balance	960	924

 Defined Contribution Retirement Plans

The Business has a retirement plan in the United States that qualifies under Section 401(k) of the Internal Revenue Code, and a number of retirement plans in international locations. Participating U.S. employees may contribute up to 75% of their pretax salary, but not more than statutory limits. The Business contributes one dollar for each dollar a participant contributes in this plan, with a maximum contribution of 6% of a participant’s earnings following the participant’s completion of twelve months of employment. Participants are fully vested in all personal contributions and matching contributions made by the Business. Matching contributions were $1.2 million, $1.1 million and $1.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

In addition, the Business contributes an amount equivalent to 6% of the participant’s earnings to the Profit-sharing Plan following the participant’s completion of twelve months of employment. Participants are subject to 3 years cliff vesting for the amounts contributed by the Business to the Profit-sharing Plan, which were $1.2 million, $1.1 million and $1.0 million for the years ended December 31, 2012, 2011 and 2010, respectively. All contributions are invested proportionate to each participant’s voluntary contributions in the investment options provided under the plan.

MEI UK contributed $0.5 million, $0.5 million and $0.4 million to its retirement saving plan for the years ended December 31, 2012, 2011 and 2010, respectively.

Government Mandated Pension Schemes

The Business’ recorded costs for government mandated pension schemes were $0.2 million each year for the years ended December 31, 2012, 2011 and 2010.

12.	Long-term Debt
Long-term debt consists of the following:

	December 31,
	2012	2011
	(Dollars in thousands)
Senior Facilities Agreement
Term debt, denominated in Japanese Yen, with interest at December 31, 2012 and 2011 of 1.809% and 2.336%, respectively	$58,397	$90,260
Term debt, denominated in US Dollars, with interest at December 31, 2012 and 2011 of 1.810% and 2.579%, respectively	86,348	119,500
Revolving credit debt, denominated in Japanese Yen, with weighted average interest rate at December 31, 2012 and 2011 of 1.819% and 2.173%, respectively	27,850	35,085
Revolving credit debt, denominated in US Dollars, with weighted average interest rate at December 31, 2012 and 2011 of 1.751% and 2.239%, respectively	18,500	20,500
Mezzanine Facility Agreement
Mezzanine debt, denominated in Japanese Yen, with interest at December 31, 2012 and 2011 of 6.418% and 6.441%, respectively, net of unamortized debt discount of $3,218 and $5,825, respectively	237,337	263,552
Mezzanine debt interest capitalized, denominated in Japanese Yen, with interest rate of 2.000%	66,512	62,365
	494,944	591,262
Current portion of long-term debt	191,095	58,256
Long-term debt	$303,849	$533,006

Contemporaneously with the purchase of the Business on June 19, 2006, a Senior Facilities Agreement (“Senior Facility”) and a Mezzanine Facility Agreement (“Mezzanine Facility”) were executed. Substantially all the proceeds from the term debt portions of the Senior Facility and Mezzanine Facility were used to acquire the Business. The revolving credit component of the Senior Facility is intended to provide capital to fund, as needed, ongoing operations.
Under the Senior Facility, the lenders committed to provide two components of term debt. One component is denominated in Japanese Yen in the amount of approximately JPY5.0 billion and JPY6.9 billion, or $58.4 million and $90.3 million, respectively, at December 31, 2012 and 2011. The second component is denominated in US Dollars in the amount of $86.3 million and $119.5 million at December 31, 2012 and 2011, respectively. In addition, the lenders committed to provide two components of revolving credit debt. The commitment in one component is denominated in Japanese Yen in the amount of approximately JPY2.9 billion ($34.1 million and $38.2 million at December 31, 2012 and 2011, respectively) with approximately JPY2.4 billion ($27.9 million) and JPY2.7 billion ($35.1 million) in outstanding borrowings for the year ended December 31, 2012 and 2011, respectively. The commitment in the second component is denominated in US Dollars in the amount $24.4 million with approximately $18.5 million and $20.5 million in outstanding borrowings for the year ended December 31, 2012 and 2011, respectively.
The commitments under the Senior Facility for both the term debt and the revolving credit debt have been extended to December 13, 2013 from the original expiration date of June 19, 2013 (see footnote 20). Principal for the term debt is required to be repaid in escalating amounts each year until 2012 and then the same amount through each quarter in 2013 with remaining balance to be repaid by maturity date. In addition, at each year-end, "excess cashflow" is calculated. Excess cashflow is determined by the cashflow of the business less debt servicing costs and other adjustments. Depending on the Senior Leverage Ratio (see below for definition) in effect, a certain percentage of this excess cashflow is to be paid to the lenders as a prepayment of term debt. Term debt principal may also be prepaid. However, once repaid, term debt principal may not be re-borrowed.
During the Special Arrangement Period, the Business is required to maintain specified amounts of unused availability under the revolving facilities that increase quarter over quarter starting first quarter of 2010. In addition, the Business is required to conduct a revolver clean down for a period not less than one day in any financial year. If the lowest of the aggregate of all revolving facility loans exceeds the clean down threshold, additional reserve should be set forth after the end of such financial year. In 2011, the Business missed the full revolver clean down and as a result the revolver availability was JPY2.4 billion and JPY2.8 billion for the Japanese Yen denominated component for the years ended December 31, 2012 and 2011, respectively, and $18.6 million and $23.1 million for the US Dollar denominated component for the years ended December 31, 2012 and 2011, respectively. The special reserve requirement was not applicable to the Business with the expiration of Special Arrangement Period and as a result, effective January 1, 2013, the revolver commitment amount increased to JPY2.9 billion for the Japanese

Yen denominated component and $24.4 million for the US Dollar denominated component due to the expiration of the Special Arrangement Period.
Interest on the Senior Facility Yen-based term debt is based on three months TIBOR (“Tokyo Interbank Offered Rate”) plus a margin. Interest for the Senior Facility US Dollar-based term debt is three months LIBOR (“London Interbank Offered Rate”) plus a margin. Interest on the Senior Facility Yen-based revolving credit debt is based on TIBOR for a selected interest period plus a margin. Interest for the Senior Facility US Dollar-based revolving credit debt is based on LIBOR for a selected interest period plus a margin. Revolving credit debt interest periods can be for seven days, one, two, three or six months. If the parties agree, the interest periods may be either shorter or longer than the ones stated. The interest rate margin for all the components of the Senior Facility is the same. The margin varies depending on the ratio of net debt, as defined but excluding debt outstanding under the Mezzanine Facility and cash, to earnings before income tax, depreciation and amortization (“EBITDA”), as defined, (“Senior Leverage Ratio”). The margin can range from 1.5% if the Senior Leverage Ratio is equal to or less than 3:1 up to 2.25% if the Senior Leverage Ratio is greater than 5:1. The margin is reset each quarter based on data related to the most recent four quarters. Interest is payable on the last day of each interest period. As of December 31, 2012, the margin is 1.50% for both Senior Facility Yen-based term debt and Senior Facility US Dollar-based term debt.
There is a commitment fee payable quarterly in arrears related to the revolving credit debt commitments under the Senior Facility. This fee is equal to 0.5% per annum of the unused portions of the revolving credit debt commitments. This fee is approximately $0.1 million each year for the years ended December 31, 2012, 2011 and 2010, respectively.
Under the Mezzanine Facility the lenders committed to provide term debt denominated in Japanese Yen in the amount of approximately JPY20.7 billion ($240.6 million and $269.4 million at December 31, 2012 and 2011, respectively). That amount remains outstanding at December 31, 2012. The Mezzanine Facility extends to June 19, 2014 when all outstanding obligations must be paid. There are no required repayments of principal until June 19, 2014. While prepayments of principal under the Mezzanine Facility are permitted, repayment of principal is subordinated to satisfaction in full of obligations under the Senior Facility.
The lenders under the Mezzanine Facility were granted warrants to purchase shares of common stock of Japan Holdco and US Holdco. The value of these warrants represents the debt discount which is being amortized using the straight-line method through June 19, 2014, the life of the Mezzanine Facility. Amortization was $2.3 million, $2.3 million and $2.2 million for the years ended December 31, 2012, 2011 and 2010, respectively. The unamortized amount of this debt discount at December 31, 2012 and 2011 were $3.2 million and $5.8 million, respectively, and are reflected as a reduction in the principal amount of the term debt outstanding under the Mezzanine Facility. See Note 14 - Warrants.
Interest under the Mezzanine Facility for the term debt has two components. The first component is a rate based on six months TIBOR plus 2%. The second component is at a rate of 4%. The first interest component is paid in cash at the end of each six-month interest period. The second interest component is not paid and is capitalized as additional debt at the end of each six-month interest period (“PIK Loans”). The interest rate on PIK Loans is 2%. Interest on PIK Loans is not paid and is also capitalized as additional debt at the end of each six-month interest period which, thereafter, bears interest at a rate of 2%. The capitalized interest balances were approximately $66.5 million and $62.4 million at December 31, 2012 and 2011, respectively.
Fees to the lenders and other costs, primarily professional fees, approximating $20.0 million were incurred for arranging and finalizing these debt agreements on June 19, 2006. These fees are being amortized over the lives of the debt agreements. Amortization of these fees was approximately $3.8 million, $3.5 million and $3.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Other fees related to administration of these agreements are incurred annually.
In addition, the Business renegotiated the debt covenants during 2010 (see below for more details) and paid $2.7 million to the lenders on April 12, 2010 and paid an additional $1.4 million at the end of the Special Arrangement Period as a debt renegotiation fee. These fees were accounted for following the accounting guidance on modification of debt instruments (ASC 570-50, Debt Modifications and Extinguishments), and therefore, are being capitalized and amortized through the remaining terms of the debt instrument. The debt renegotiation fee amortization is $1.2 million each year for the years ended December 31, 2012 and 2011, respectively and $0.9 million for the year ended December 31, 2010.
Furthermore, the Business is required to maintain certain minimum Combined EBITDA levels, calculated on a last twelve month basis, as defined in the Special Arrangement Agreement. The minimum EBITDA covenant was subject to adjustment on or prior to November 30, 2010 under certain circumstances. The minimum EBITDA covenant was adjusted and the Borrowers were required to pay a fee equal to 0.3% of the aggregate principal amount of the term loans and the amount of revolving commitments held by the lenders consenting to, or not objecting, as applicable, to the adjustment. As a result, the Business adjusted the minimum EBITDA of 2011 and 2012 and paid $1.8 million plan reset fees to the consenting lenders in January 2011. These fees were capitalized in 2011 and are being amortized through the remaining terms of the debts. The total amortization of the plan reset fee is $0.6 million each year for the years ended December 31, 2012 and 2011, respectively.

In April, 2012, the Business paid approximately $0.4 million to settle a lender complaint on the failure to file with the Delaware Secretary of State pursuant to the Uniform Commercial Code in respect of the Transaction Security. The amount was included in the interest payable in cash on the Statements of Operations for the year ended December 31, 2012.
In June, 2012, the Business decided to extend the Special Arrangement Period to December 31, 2012 and paid a fee of $1.7 million which equal to 0.3% of the aggregate principal amount of the term loans and the amount of revolving commitments held by lenders on such date. These fees were capitalized in 2012 and are being amortized through the remaining terms of the debts. The total amortization of the Special Arrangement Period Extension fee is $0.7 million for the year ended December 31, 2012.
Required repayments of principal and capitalized interest of Mezzanine debt as of December 31, 2012 under the Senior Facility and the Mezzanine Facility are as follows:

(Dollars in thousands)
2013	191,095
2014	307,067
The revolving credit debt components of the Senior Facility can be repaid and re-borrowed through December 13, 2013. The Mezzanine Facility has no required principal repayments until June 19, 2014.
Substantially all of the assets of the Business are pledged as collateral under these debt agreements. Each company has granted joint and several guarantees of all obligations and performance under these debt agreements whereby each is liable for the whole of all the obligations. These debt agreements also have cross-default provisions between the two agreements as well as cross-default provisions with any other borrowing arrangements that may exist currently or in the future.
Both debt agreements contain numerous provisions that either restrict or place limitations on the extent and amount of specified transactions. Both debt agreements contain substantially identical provisions. These restrictions and limitations relate to transactions such as, among other things, capital expenditures, merger, acquisition or joint venture activity, sales of assets, borrowings or incurring other indebtedness, payment of dividends, payment of fees to shareholders, purchase or redemption of shares of stock and providing collateral or guarantees to other parties. Fair value of the long-term debt is estimated to be at the carrying amount due to the variable interest rate feature and the fact that it is getting close to the maturity date.
The original financial covenants contained in these agreements are a leverage ratio, an interest coverage ratio and a debt service coverage ratio. Compliance with the ratios is determined on a combined basis and tested periodically using data from the most recent four quarters. Shareholders' equity is required to be positive on a combined basis and for each of the two primary operating subsidiaries, one of which conducts its business in Japan and the other, which conducts its business primarily in the U.S., as well as in certain other countries. For each period from June 30, 2009 through December 31, 2009, the Business failed most of the ratios mentioned above and failed to remain in a positive equity position on a combined basis and for Conlux. After negotiation with the lenders, the Business obtained waivers for the existing covenants.
Debt Restructure
On April 12, 2010, both the Senior Facilities and the Mezzanine Facility were amended and restated. In connection with the amendment and restatement of these agreements, certain of the stockholders of US Holdco and Japan Holdco made additional capital contributions in an aggregate amount equal to $14 million. Each lender consenting to the amendment and restatements received a fee on April 12, 2010 equal to approximately $2.7 million or 0.5%, of the aggregate principal amount of the term loans and the amount of revolving commitments held by such lender on such date and will receive a fee at the end of the Special Arrangement Period equal to 0.25% of the aggregate principal amount of the term loans and the amount of revolving commitments held by such lender on April 12, 2010. The "Special Arrangement Period", is defined as the period beginning on the Effective Date (April 12, 2010) and ending on June 30, 2012 or, if extended by the Borrowers, December 31, 2012. Below is a summary of the material amendments:
Amended and Restated Senior Facilities Agreement

•
Financial Covenants: The interest coverage ratio and the Senior Leverage Ratio covenants have been eliminated for the financial quarters beginning with first quarter of 2010 through the end of the "Special Arrangement Period". During this period, the Business is required to maintain a minimum debt service coverage ratio of 1.05, certain maximum capital expenditures levels, maximum senior gross debt and total gross debt levels, minimum EBITDA and minimum cash balance.

Subsequent to the Special Arrangement Period, the Business is required to maintain certain minimum debt service coverage ratios, interest coverage ratios and Senior Leverage Ratios as well as certain maximum capital expenditure levels as stated in the original debt agreement. Additionally, the Business is required to maintain positive net worth on a combined basis as well as on a borrower basis.

•	Dividends: During the Special Arrangement Period, the ability of the Business to make dividends and distributions has been significantly restricted.

•
Revolving Facilities: During the Special Arrangement Period, the Borrowers are required to maintain specified amounts of unused availability under the revolving facilities that increase over the period.

•	Reporting: During the Special Arrangement Period, MEI and Conlux are required to provide additional business reports to the Lenders.

•	Prepayment of the Term Facilities: Following the end of the Special Arrangement Period, the Borrowers will be required to make additional prepayments of the Term Loans.
Amended and Restated Mezzanine Facility Agreement

•
Financial Covenants: The interest coverage ratio and the leverage ratio covenants have been eliminated for the financial quarters beginning with first quarter of 2010 through the end of the Special Arrangement Period. During this period, the amount of permitted capital expenditures has been reduced. During the Special Arrangement Period, the Business is required to maintain certain maximum capital expenditures, minimum EBITDA and maximum senior gross debt and total gross debt levels.

Subsequent to the Special Arrangement Period, the Business is required to maintain certain minimum interest coverage ratios and leverage ratios as well as certain maximum capital expenditure levels as stated in the original debt agreement.

•	Dividends: During the Special Arrangement Period, the ability of the Business to make dividends and distributions has been significantly restricted.

•	Reporting: During the Special Arrangement Period, MEI and Conlux are required to provide additional business reports to the Lenders.

13.	Accumulated Other Comprehensive Loss

	December 31,
	2012	2011
	(Dollars in thousands)
Accumulated actuarial loss, net of taxes of $3,766 and $3,466	$(12,392)	$(9,431)
Accumulated net unrealized loss on investments, net of taxes of $0 and $3	(17)	(14)
Foreign currency translation losses, net of taxes of ($7,667) and ($6,713)	(26,477)	(46,883)
Total Accumulated Other Comprehensive Loss	$(38,886)	$(56,328)

14.	Warrants
Warrants were outstanding at December 31, 2012 and 2011 to purchase 71,224 shares of common stock of US Holdco and 1,026,652 shares of common stock of Japan Holdco. These warrants were granted to the lenders under the Mezzanine Facility during the period ended December 31, 2006. Each of these lenders holds warrants to purchase the same proportionate number of common shares of each entity. A subscription price of $0.01 per share was paid for the warrants granted by US Holdco and JPY1 per share for warrants granted by Japan Holdco. The US Holdco warrants are exercisable at $0.01 per share. The Japan Holdco warrants are exercisable at JPY10 per share. There are provisions intended to decrease the exercise prices of the warrants and simultaneously increase the number of shares subject to the warrants if there is any issuance of common shares at a price which, at the time of issuance, is below the then per share market value of the stock. The term of the warrants extends to December 30, 2016 at which time they expire.
None of the warrants were exercisable as of December 31, 2012. The warrants may be exercised after the occurrence of one of a number of specified events including an initial public offering of stock by either US Holdco or Japan Holdco, a change in control of either US Holdco or Japan Holdco or a disposition of all or substantially all of the assets of the Business.

15.	Stock Options
Stock options were granted periodically to selected management personnel whereby each person was granted options to separately purchase shares of common stock of US Holdco and shares of common stock of Japan Holdco. The stock options granted with respect to US Holdco were granted pursuant to the 2007 Executive Incentive Plan (“2007 Plan”) under which a maximum of 75,000 common shares may be delivered as a result of grants of stock options and other forms of stock-based compensation. The stock options granted with respect to Japan Holdco were granted pursuant to the Second, Third, Fourth and Fifth Series Stock Acquisition Rights (“Rights Plan”) under which a maximum of 793,322, 178,321, 33,367 and 102,610, respectively, common shares may be delivered as a result of grants of stock options. Upon exercise, shares will be issued from authorized but unissued shares.
A total of 76,841 options were granted under the 2007 Plan and 1,107,620 options were granted under the Rights Plan. All the options granted vest annually at 20% per year except for the 2012 granting, 68% of which will vest annually at one third each year and the rest was fully vested at granting. All stock options expire ten years from dates of grant. Vesting may be accelerated upon the occurrence of certain corporate transactions including a change of control for either US Holdco or Japan Holdco. Vested options are exercisable at $100 per share for US Holdco options and JPY1,000 per share for Japan Holdco options. The grant-date fair value of stock options granted in 2012 is $0.2 million for US Holdco shares and zero value for Japan Holdco shares. The total fair value of stock options vested and exercisable for the years ended December 31, 2012, 2011 and 2010 was $0.0 million, $0.4 million and $0.4 million , respectively.
Stock options activity during the year ended December 31, 2012 were as follows:

		Weighted Average	Weighted Average Remaining Contractual
	Shares	Exercise Price	Term (Years)
US Holdco Options
December 31, 2011	54,453	$100.00
Granted	7,117	$100.00
Exercised	-
Forfeited	(2,927)	$100.00
December 31, 2012	58,643	$100.00	5.16
Vested/exercisable December 31, 2012	51,775	$100.00	5.16
Nonvested, beginning of the year	5,678	$100.00
Nonvested, end of the year	6,868	$100.00	5.16

Japan Holdco Options
December 31, 2011	784,896	JPY1,000
Granted	102,610	JPY1,000
Exercised	-
Forfeited	(42,204)	JPY1,000
December 31, 2012	845,302	JPY1,000	5.25
Vested/exercisable December 31, 2012	746,285	JPY1,000	5.25
Nonvested, beginning of the year	81,841	JPY1,000
Nonvested, end of the year	99,017	JPY1,000	5.25
The fair values of stock options granted were estimated as of the dates of grant utilizing the Black-Scholes Option Pricing Model with the following assumptions:

	2012 Stock Options	2012 Stock Options
	Japan Holdco	US Holdco
Dividend yield	None	None
Expected volatility	45.0%	45.0%
Risk-free interest rate	0.47%	0.47%
Expected life (years)	3.00	3.00
Fair value per share at dates of grant	JPY 0.0	$29.12
Common share value as of date of option grant is an integral factor needed to employ a valuation model such as Black-Scholes. The common shares of US Holdco and Japan Holdco are not publicly traded. Therefore, readily observable market prices for their common stocks do not exist. Since the common shares of each entity are not readily tradable and are subject to further restrictions on transfer and other provisions of an agreement among all shareholders, a discount was applied to determine common share market value. That discount was determined by reference to studies performed calculating discounts in value of securities with trading restrictions compared to securities without such restrictions.

Expected volatility used in the valuation process was determined using the volatility for guideline public companies adjusted to reflect a capital structure similar to that of US Holdco and Japan Holdco. Since the common shares are held by private equity firms it was assumed that options would be held until a change of control or other liquidity event occurs which commonly occurs four to seven years after investment. Expected life assumes such an event will occur in 3.00 years from dates of grant in 2012, approximately eight years after investment by the private equity firms.

The aggregate fair values of the stock options granted, net of forfeitures, are being recorded as compensation cost over the requisite service period (the vesting period) using the straight-line method. During the years ended December 31, 2012, 2011 and 2010, compensation cost of $0.1 million, $0.2 million and $0.4 million was recorded each year. Approximately $0.0 million, $0.0 million and $0.2 million tax benefit was associated with the non-cash compensation costs, respectively. As of December 31, 2012. Approximately $0.1 million compensation cost has not been recognized and will be charged to operations over the next three years.

16.	Income Taxes
The benefit for income taxes is based on income (loss) before income taxes reported for financial statement purposes. The components of income (loss) before benefit for income taxes consist of the following:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
US	$50,518	$9,191	$(12,139)
Foreign	(14,225)	(19,138)	(22,663)
	$36,293	$(9,947)	$(34,802)

The components of the privision (benefit) for income taxes are as following:

	Years Ended December 31
	2012	2011	2010
	(Dollars in thousands)
Current
US Federal and State	$425	$87	$109
Foreign	2,140	6,529	3,218
	$2,565	$6,616	$3,327
Deferred
US Federal and State	$16,395	$(69,065)	$559
Foreign	(574)	(6,239)	(5,549)
	15,821	(75,304)	(4,990)
	$18,386	$(68,688)	$(1,663)

The provision (benefit) for income taxes varies from the benefit calculated by using the US Federal statutory tax rate of 35% for the year ended December 31, 2012 and 34% for the years ended December 31, 2011 and 2010, respectively. The reconciliation of the two is as follows:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Taxes at US federal statutory rate	$12,702	$(3,382)	$(11,833)
State income tax, net of federal benefit	285	40	106
Permanent differences between tax and book accounting	799	(521)	701
Foreign tax expense	201	4,077	1,976
Foreign tax credit – current year	(270)	1,231	(2,025)
Prior years R&D tax credit	(350)	(48)	-
Foreign rates other than federal statutory tax rates above	(471)	(1,236)	(1,408)
Change in valuation allowance	5,039	(69,121)	10,892
Foreign exchange	17	(55)	227
Uncertain tax positions	367	315	(298)
Other	67	12	(1)
	$18,386	$(68,688)	$(1,663)

As of December 31, 2012, the Business had federal, state and foreign net operating loss carryforwards of $69.0 million. These net operating losses begin to expire in 2013. In 2010, $4.2 million of deferred tax assets resulting from net operating losses in Japan relating to 2009 were written off for failure to file the appropriate tax forms. Also in 2010, the Business recorded a net adjustment of $2.9 million to reduce deferred tax expense, of which $1.4 million and $1.5 million relate to 2009 and 2007, respectively, to properly account for deferred taxes associated with gains and losses recorded in other comprehensive income. Based upon the evaluation of these errors, considering both qualitative and quantitative factors, the Business concluded that the impact was not material to the current or previously issued combined financial statements. Current tax laws contain provisions that may limit net operating loss carry forwards to be used in any given year if a substantial change in ownership occurs. The Business has foreign tax credit carryforwards of $18.9 million, which will begin to expire in 2016.
The Business is indemnified by Mars for certain tax liabilities incurred for all years up to and including June 18, 2006 related to the acquisition. Although the company is indemnified by Mars, the Business remains the primary obligor to the tax authorities with respect to any tax liability arising for the years prior to the acquisition. In 2011 the company received $3.8 million from Mars relating to a 2005 income tax assessment. This amount was included in other income and the corresponding amount in income tax expense.

Deferred income taxes arise due to certain items being included in the determination of taxable income in periods different than for financial reporting purposes. The tax effect of significant types of temporary differences and carry forwards that gave rise to the Business’ deferred tax assets are as follows:

	December 31,
	2012	2011
	(Dollars in thousands)
Deferred tax assets
Net Operating loss carryforwards	$24,314	$36,026
Accrued retirement indemnities	6,392	5,599
Inventories	4,645	4,433
Accruals and reserves	13,026	10,968
Fixed assets, principally due to differences in depreciation and assigned values	6,790	7,865
R&D tax credits	819	469
Foreign tax credits	30,282	32,523
Other Items	15,902	21,755
Gross deferred tax assets	102,170	119,638
Valuation allowance	(12,918)	(9,426)
Deferred tax assets	$89,252	$110,212
Deferred tax liabilities
Fixed assets, principally due to differences in depreciation and assigned values	$(36)	$(56)
Amortizable intangibles	(63,282)	(69,266)
Translation adjustment	(7,269)	(6,143)
Other	(190)	(102)
Deferred tax liabilities	(70,777)	(75,567)
Net deferred tax assets (liabilities)	$18,475	$34,645

The need for a valuation allowance against deferred tax assets is evaluated based upon whether it is more likely than not that the deferred tax assets will be realized in the future. Important considerations in such evaluation are historical taxable income or loss and the probability for and extent of taxable income in future years. In 2006, US Holdco determined a valuation allowance was necessary largely based on negative evidence including losses in its first two years of operation after the acquisition. Therefore a valuation allowance of $78.5 million was required for 2010. For the year ended December 31, 2011, positive evidence included the consistent increase of sales and earnings from 2008 not including unrealized foreign currency losses and an improving economic environment. Based on US Holdco’s assessment of all available evidence, management determined that it is more-likely-than-not that the deferred tax assets will be realized. Therefore, at December 31, 2011, US Holdco released $69.1 million of its valuation allowance against the net deferred tax assets resulting in a credit to income tax provision (benefit).
Japan Holdco has a valuation allowance of $12.2 million at December 31, 2012. In 2010, Japan Holdco determined that a valuation allowance was needed against deferred tax assets. Mexico has a valuation allowance of $0.7 million at December 31, 2012. Mexico has determined that a valuation allowance was netted against deferred tax assets.
In accordance with ASC 740-10, the total amount of global unrecognized tax, including interest and penalties at December 31, 2012 and 2011 were $1.3 million and $0.9 million, respectively.
In accordance with the provisions of ASC 740, the Business elects to recognize interest and/or penalties related to uncertain tax positions in income tax expense. The total gross accrued interest and penalty during 2012 and 2011 in the combined income statement was ($0.1) million and $0.1 million, respectively and the total gross accrued interest and penalty at December 31, 2012 was $0.3 million. The Business files income tax returns in various jurisdictions. The Business is subject to income tax examinations by tax authorities for all years since inception on June 19, 2006.

17.	Warranties
The Business sells certain products to customers that include a limited warranty for the performance of its products. Liability under such warranties is often limited by the time frame from one to seven years depending on the related product family that the sold product belongs to. A claim must be asserted within the warranties period. The Business records a liability for warranty obligations at the date the related products are sold and makes modifications to those recorded liabilities as circumstances arise indicating modifications are necessary.
A reconciliation of the warranty liabilities follows:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Warranty liabilities, beginning balance	$10,005	$10,943	$9,805
Warranty expense	5,400	2,906	4,950
Settlement of warranty claims	(4,579)	(3,842)	(3,985)
Foreign currency translation (gain) loss	67	(2)	173
Warranty liabilities, ending balance	$10,893	$10,005	$10,943

18.	Restructuring Charges
Conlux subcontracted certain labor intensive manufacturing activities to China to reduce its manufacturing costs. As part of the restructuring, Conlux offered its associates an early retirement plan to further streamline its operation. Approximately $0.2 million of the termination benefits was accrued for associates who took early retirement in 2010, which was paid in 2011.
Starting 2009, manufacturing activities began to transition from Geneva to Mexico and China to further reduce MEI’s manufacturing costs. As a result, 21 associates in total were terminated as of December 31, 2012. After the transition, there will be minimal manufacturing activity in Geneva. The transition was completed in the first half of 2012.
The costs associated with these activities are shown as below:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Termination benefit	$42	$1,018	$508
Other related costs	196	664	14
	$238	$1,682	$522

The activity in the Business’ restructuring accruals are summarized as follows

	December 31,
	2012	2011
	(Dollars in thousands)
Balance, beginning of the year	$451	$155
Termination benefit and other related costs	238	1,682
Cash paid	(689)	(1,386)
Balance, end of the year	$—	$451

19.	Commitments and Contingencies
Operating Leases

The Business leases various manufacturing and office facilities and certain equipment under operating leases. Rent expense was $4.0 million, $3.5 million and $3.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. Total future minimum commitments under non-cancelable leases for years ending after December 31, 2012 are as follows:

(Dollars in thousands)
2013	2,590
2014	1,936
2015	1,500
2016	1,246
2017	981
Thereafter	5,233

20.	Subsequent Event
The Business entered into a Lender Amendment and Waiver Request Agreement (the “agreement”) with the lenders on March 29, 2013. The agreement extends the termination date of term facilities and revolving facilities to December 13, 2013 and paid a fee equal to approximately $2.8 million or 1.5% of such senior lender’s share of (i) the total revolving facility commitments as of the effective date and (ii) the outstanding principal amount of the term facilities as of the effective date.